Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

ARAMARK Holdings Corporation ("ARAMARK Holdings") completed the spin-off of Seamless Holdings Corporation ("Seamless Holdings") on October 29, 2012 by distributing all of the shares of Seamless Holdings common stock on a pro rata basis to the holders of ARAMARK Holdings common stock as of October 26, 2012, the record date. To accomplish the spin-off, ARAMARK Corporation ("ARAMARK"), an indirect wholly-owned subsidiary of ARAMARK Holdings, distributed all of the outstanding shares of Seamless Holdings common stock to its parent company, ARAMARK Intermediate Holdco Corporation, which distributed such shares to ARAMARK Holdings. Each ARAMARK Holdings shareholder received one share of Seamless Holdings common stock for each share of ARAMARK Holdings common stock held as of the record date.

Prior to the spin-off, ARAMARK owned a majority of the outstanding limited liability company interests of Seamless North America, LLC ("Seamless"). ARAMARK formed Seamless Holdings as a new wholly-owned subsidiary to facilitate the spin-off and transferred all of its interests in Seamless to Seamless Holdings prior to the spin-off.
Following the spin-off, Seamless Holdings and ARAMARK Holdings operate independently, and neither have any ownership interest in the other. However, in connection with the spin-off, Seamless Holdings, ARAMARK, ARAMARK Intermediate Holdco Corporation and ARAMARK Holdings entered into a Distribution Agreement, Seamless Holdings and ARAMARK Holdings entered into a Tax Matters Agreement and ARAMARK entered into a Transition Services Agreement with each of Seamless Holdings and Seamless. These agreements, as well as several additional ancillary agreements, govern the future relationships among the various parties involved in the spin-off.

The unaudited pro forma condensed consolidated financial information of ARAMARK was derived from ARAMARK's historical condensed consolidated financial statements and is being presented to give effect to the spin-off of Seamless Holdings. The unaudited pro forma condensed consolidated balance sheet of ARAMARK as of June 29, 2012 was prepared as if the spin-off and the related transactions described below had occurred as of June 29, 2012. The unaudited pro forma condensed consolidated statements of continuing operations give effect to the spin-off of Seamless Holdings as if the spin-off occurred on October 2, 2010.

     The historical condensed consolidated financial information of Seamless Holdings includes certain push-down accounting of deferred tax liabilities and tax provisions from ARAMARK, which represent the tax positions of the newly formed company. The related income tax payable has not been pushed-down as ARAMARK Holdings is obligated to pay this liability in accordance with the Tax Matters Agreement.

The pro forma adjustments give effect to the following transactions:

•	A cash contribution made by ARAMARK to Seamless Holdings immediately prior to the spin-off of $6.0 million.

•	The cash settlement of the intercompany note receivable to Seamless by ARAMARK.

•	The costs associated with the Transition Service Agreement between Seamless Holdings and ARAMARK.

•	The pro-rata distribution of all of Seamless Holdings common stock to holders of ARAMARK Holdings common stock.

The pro forma adjustments are based upon available information and assumptions that management believes are reasonable based on our current plans and expectations. The unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not intended to reflect what ARAMARK’s financial position and results of operations would have been had the spin-off occurred on the dates indicated and is not necessarily indicative of ARAMARK’s future financial position and future results of operations. The unaudited pro forma condensed consolidated financial information should be read in conjunction with ARAMARK’s historical financial statements and accompanying notes.

Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 29, 2012

	Historical ARAMARK Corporation	Spin-off of Seamless Holdings Corporation	Pro Forma Adjustments		Pro Forma ARAMARK Corporation
ASSETS
Current Assets:
Cash and cash equivalents	$100,974	$(8,151)	$(6,000)	(a)	$67,323
			(19,500)	(b)
Receivables	1,290,102	(18,464)			1,271,638
Inventories, at lower of cost or market	490,652	—			490,652
Prepayments and other current assets	203,702	(1,348)			202,354
Assets held for sale	2,798	—			2,798
Total current assets	2,088,228	(27,963)	(25,500)		2,034,765
Property and Equipment, net	1,003,986	(7,842)			996,144
Goodwill	4,697,913	(102,805)			4,595,108
Other Intangible Assets	1,648,434	(29,153)			1,619,281
Other Assets	980,486	(4,726)			975,760
	$10,419,047	$(172,489)	$(25,500)		$10,221,058
LIABILITIES AND EQUITY
Current Liabilities:
Current maturities of long-term borrowings	$55,870	$—			$55,870
Accounts payable	687,847	(46,766)			641,081
Accrued expenses and other current liabilities	1,048,826	(7,525)			1,041,301
Total current liabilities	1,792,543	(54,291)	—		1,738,252
Long-Term Borrowings	5,726,100	—			5,726,100
Deferred Income Taxes and Other Noncurrent Liabilities	1,209,678	(18,315)			1,191,363
Common Stock Subject to Repurchase	171,398	—			171,398
Equity:
ARAMARK Shareholder’s Equity:
Common stock	—	—			—
Capital surplus	1,453,729	—			1,453,729
Earnings retained for use in the business	89,179	(67,126)	(6,000)	(a)	(3,447)
			(19,500)	(b)
Accumulated other comprehensive loss	(56,438)	101			(56,337)
Total ARAMARK shareholder’s equity	1,486,470	(67,025)	(25,500)		1,393,945
Noncontrolling interest	32,858	(32,858)			—
Total equity	1,519,328	(99,883)	(25,500)		1,393,945
	$10,419,047	$(172,489)	$(25,500)		$10,221,058

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF CONTINUING OPERATIONS
FOR THE NINE MONTHS ENDED JUNE 29, 2012

	Historical ARAMARK Corporation	Spin-off of Seamless Holdings Corporation	Pro Forma Adjustments		Pro Forma ARAMARK Corporation
Sales	$10,104,266	$(57,596)			$10,046,670
Costs and Expenses:
Cost of services provided	9,140,888	(45,299)			9,095,589
Depreciation and amortization	395,968	(4,576)			391,392
Selling and general corporate expenses	151,531	(1,631)	(143)	(c)	149,757
	9,688,387	(51,506)	(143)		9,636,738
Operating income	415,879	(6,090)	143		409,932
Interest and Other Financing Costs, net	315,154	—	—		315,154
Income from Continuing Operations Before Income Taxes	100,725	(6,090)	143		94,778
Provision for Income Taxes	27,432	(2,709)	56	(d)	24,779
Net income attributable to noncontrolling interest	2,444	(1,536)			908
Income from Continuing Operations	$70,849	$(1,845)	$87		$69,091

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF CONTINUING OPERATIONS
FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2011

	Historical ARAMARK Corporation	Spin-off of Seamless Holdings Corporation	Pro Forma Adjustments		Pro Forma ARAMARK Corporation
Sales	$13,082,377	$(56,989)			$13,025,388
Costs and Expenses:
Cost of services provided	11,836,780	(37,640)			11,799,140
Depreciation and amortization	510,516	(3,632)			506,884
Selling and general corporate expenses	186,870	(2,538)	(190)	(c)	184,142
	12,534,166	(43,810)	(190)		12,490,166
Operating income	548,211	(13,179)	190		535,222
Interest and Other Financing Costs, net	426,262	—	—		426,262
Income from Continuing Operations Before Income Taxes	121,949	(13,179)	190		108,960
Provision for Income Taxes	9,020	(6,115)	75	(d)	2,980
Net income attributable to noncontrolling interest	1,125	(1,125)			—
Income from Continuing Operations	$111,804	$(5,939)	$115		$105,980

See accompanying notes to the unaudited pro forma condensed consolidated financial information.

Exhibit 99.1

ARAMARK CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

(a)
Represents the transfer of cash from ARAMARK to Seamless Holdings. Immediately prior to the spin-off, ARAMARK transferred $6.0 million of cash to Seamless Holdings. This cash will be used to fund Seamless Holdings' initial operating costs as well as the aggregate purchase price associated with any call rights that Seamless Holdings exercises with respect to certain ARAMARK employee stockholders of Seamless Holdings upon their termination of employment from ARAMARK or its affiliates. If the cash is not sufficient for these purposes, Seamless Holdings will need to raise additional capital in order to exercise such call rights.

(b)
Represents the repayment of the Intercompany Notes Receivable. On June 29, 2012, Seamless loaned ARAMARK $19,500,000 and entered into a note receivable with an interest rate of 3.4% per annum. The note was paid in full along with the accumulated accrued interest in July 2012.

(c)	Represents the payment of services provided under the Transition Service Agreement from Seamless Holdings to ARAMARK.

(d)	Represents an estimate of the expected tax effect of the Transition Service Agreement payments.